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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              MBT FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                               MBT FINANCIAL CORP.


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                   MAY 1, 2003



TO THE SHAREHOLDERS OF MBT FINANCIAL CORP.:

         The Annual Meeting of Shareholders of MBT Financial Corp. will be held at Monroe Bank & Trust's Executive Conference Center, 28 South Macomb Street, Monroe, Michigan 48161 on Thursday, May 1, 2003, at 10:00 a.m. (local time), for the following purposes:

1.   ELECTION OF DIRECTORS - To elect ten directors of MBT Financial Corp.; and

2. To transact such other business as may properly come before the meeting or any adjournment of it.

     Only shareholders of record at the close of business on March 10, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment of it.

                                         By order of the Board of Directors,




                                         Ronald D. LaBeau,  Chairman and
                                         Chief Executive Officer





     YOUR VOTE IS IMPORTANT. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

                               MBT FINANCIAL CORP.
                              102 EAST FRONT STREET
                             MONROE, MICHIGAN 48161

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                       SHAREHOLDERS TO BE HELD MAY 1, 2003

                                  INTRODUCTION

         This Proxy Statement is being furnished to shareholders of MBT Financial Corp. ("MBT" or the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting of Shareholders, and any adjournment of the meeting, to be held at the time and place set forth in the accompanying notice ("Annual Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 4, 2003.

         At the Annual Meeting, shareholders of the Corporation will be asked to elect ten directors.

VOTING AND REVOCATION OF PROXIES

         If the enclosed form of proxy is properly executed and returned to the Corporation in time to be voted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your instructions marked on the proxy. Where properly executed proxies are returned but no such instructions are given, the shares will be voted "For" the election to the Board of Directors of the persons nominated by the Board of Directors of the Corporation.

         The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Corporation a written notice of revocation, by delivering to the Corporation a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Written notices of revoked proxies may be directed to Thomas
J. Bruck, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

SOLICITATION OF PROXIES

         The cost of soliciting proxies in the form enclosed herewith will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telecopy without additional compensation. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

                               MEETING INFORMATION

DATE, PLACE AND TIME

         The Annual Meeting of Shareholders of the Corporation will be held on Thursday, May 1, 2003, at 10:00 a.m., local time, at Monroe Bank & Trust's Executive Conference Center, 28 South Macomb Street, Monroe, Michigan.

RECORD DATE; VOTING RIGHTS

         Each common share entitles its record owner to one vote on all matters at the Annual Meeting.

         The close of business on March 10, 2003 (the "Record Date") has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. There were 1,312 record holders of the Corporation's common shares and 19,110,441 of the Corporation's common shares outstanding as of the Record Date.

         The presence in person or by proxy of a majority of the outstanding shares of the Corporation entitled to vote at the meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

         The ten nominees for director who receive the largest number of votes cast "For" will be elected as directors. Shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no impact on the outcome of the election of directors.

                           OWNERSHIP OF VOTING SHARES

         The following table sets forth the beneficial ownership of the Corporation's common shares by each of the Corporation's directors and the Corporation's named executive officers, and the directors and executive officers as a group, as of December 31, 2002.


                                                  COMMON SHARES
       NAME OF BENEFICIAL OWNER                     OWNED (1)                      PERCENT OF CLASS
       ------------------------                     ---------                      ----------------

Thomas J. Bruck                                   212,612 (2)                           1.1%
Connie S. Cape                                      9,307 (3)                             *
H. Douglas Chaffin                                  6,833 (4)                             *
Joseph S. Daly                                          0                                 *
Eugene D. Greutman                                 75,930 (5)                             *
Thomas M. Huner                                    25,707 (6)                             *
Gerald L. Kiser                                     5,407 (7)                             *
Ronald D. LaBeau                                  105,552 (8)                             *

Rocque E. Lipford                                  26,101 (9)                             *
William D. McIntyre, Jr.                           71,663 (10)                            *
Michael J. Miller                                  23,457 (11)                            *
James E. Morr                                      70,091 (12)                            *
Richard A. Sieb                                    76,093 (13)                            *
Philip P. Swy                                       7,093 (14)                            *

All Directors and Executive                       743,374                               3.9%
Officers as a Group
(15 in group)


* Ownership is less than 1% of the class.

-------------
(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2) Includes 165,898 shares subject to shared voting and investment power and 24,100 shares subject to options, which are presently exercisable.
(3) Includes 1,600 shares subject to shared voting and investment power and 3,407 shares subject to options, which are presently exercisable.
(4) Includes 500 shares subject to shared voting and investment power and 6,333 shares subject to options, which are presently exercisable.
(5) Includes 51,830 shares subject to shared voting and investment power and 24,100 shares subject to options, which are presently exercisable.
(6) Includes 22,300 shares subject to shared voting and investment power and 3,407 shares subject to options, which are presently exercisable.
(7) Includes 3,407 shares subject to options, which are presently exercisable.
(8) Includes 11,037 shares subject to shared voting and investment power and 50,667 shares subject to options, which are presently exercisable.
(9) Includes 400 shares subject to shared voting and investment power and 3,407 shares subject to options, which are presently exercisable.
(10) Includes 3,407 shares subject to options, which are presently exercisable.
(11) Includes 20,050 shares subject to shared voting and investment power and 3,407 shares subject to options, which are presently exercisable.
(12) Includes 4,388 shares subject to shared voting and investment power and 24,100 shares subject to options, which are presently exercisable.
(13) Includes 55,490 shares subject to shared voting and investment power and 3,407 shares subject to options, which are presently exercisable.
(14) Includes 3,093 shares subject to options, which are presently exercisable.

         As of December 31, 2002, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

             NAME AND ADDRESS OF
              BENEFICIAL OWNER                       COMMON SHARES OWNED              PERCENT OF CLASS

Monroe Bank & Trust
102 East Front Street
Monroe, Michigan 48161                                  3,119,448 (1)                       16.3%

(1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by Monroe Bank & Trust. As fiduciary, Monroe Bank & Trust has sole power to dispose of 2,820,351 of these shares, shared power to dispose of 299,097 of these shares, sole power to vote 2,820,351 of these shares, and shared power to vote 299,097 of these shares.

                              ELECTION OF DIRECTORS

         The number of directors of the Corporation has been fixed at ten. At the Annual Meeting, ten directors will be elected to a one-year term, to hold office until the annual meeting of shareholders in 2004, or until their successors shall be duly elected.

         The nominees for election at the Annual Meeting are Connie S. Cape, Joseph S. Daly, Thomas M. Huner, Gerald L. Kiser, Ronald D. LaBeau, Rocque E. Lipford, William D. McIntyre, Jr., Michael J. Miller, Richard A. Sieb and Philip
P. Swy, each of whom is currently a director of the Corporation.

NOMINEES

         The name of the nominees for election to MBT's Board of Directors and information about them is set forth below.

                                               PRINCIPAL OCCUPATION FOR PAST FIVE    DIRECTOR
NAME                                AGE                       YEARS                    SINCE

Connie S. Cape                      52         Health Care Consultant                   2000
                                               (2000-present); Vice President
                                               Finance/Chief Financial Officer,
                                               Mercy Memorial Hospital (1998-2000)

Joseph S. Daly                      43         President and General Counsel, Daly      2003
                                               Merritt Insurance and President and
                                               General Counsel, Daly Merritt
                                               Properties, Inc., an investment
                                               real estate company

Thomas M. Huner                     53         General Partner, Thomas M. Huner         2000
                                               Builders, a home building company

Gerald L. Kiser                     56         President and Chief  Executive           2000
                                               Officer, La-Z-Boy Inc., a furniture
                                               manufacturer; Director, La-Z-Boy
                                               Inc.

Ronald D. LaBeau                    59         President and Chief Executive            1998
                                               Officer (1999 -- present),
                                               Executive Vice President & Senior
                                               Loan Officer (1998)

Rocque E. Lipford                   64         Attorney and Senior Principal,           1981
                                               Miller, Canfield, Paddock and
                                               Stone, P.L.C.; Director, La-Z-Boy
                                               Inc.

William D. McIntyre, Jr.            67         President and Chief Executive            1971
                                               Officer, Allegra Network, LLC, a
                                               franchisor of printing businesses
                                               (2000-present); President & Chief
                                               Executive Officer, American Speedy
                                               Printing Centers, Inc., a printing
                                               shop franchisor (1998-2000)

Michael J. Miller                   54         Chief Executive Officer, Floral          2000
                                               City Beverage, Inc., a wholesale
                                               beer distributor

Richard A. Sieb                     71         President, Sieb Plumbing & Heating       1993
                                               Inc. and President, Nortel Inc., a
                                               recreational bowling establishment

Philip P. Swy                       49         President, Michigan Tube Swagers &       1997
                                               Fabricators, Inc., a hospitality
                                               table and chair manufacturer
                                               marketing as MTS Seating


         There were no agreements or understandings pursuant to which any of the persons listed above was selected as a director.

         The Board of Directors of MBT met 14 times in 2002. In 2002, each director attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served.

                             COMMITTEES OF THE BOARD

         The Board of Directors of MBT has established the following standing audit, compensation and nominating committees, with membership noted:

         AUDIT COMMITTEE.  (Ms. Cape, Chair, and Messrs. McIntyre and Sieb.)

         The Audit Committee met 12 times during 2002. The responsibilities of the Audit Committee include recommending the appointment of and overseeing a firm of independent auditors whose duty it is to audit the books and records of MBT and Monroe Bank & Trust for the fiscal year for which they are appointed; monitoring and analyzing the results of internal and regulatory examinations; and monitoring MBT's and Monroe Bank & Trust's financial and accounting organization and financial reporting.

         COMPENSATION COMMITTEE.  (Mr. Huner, Chair, and Ms. Cape and
Mr. Lipford.)

         The Compensation Committee met 2 times in 2002. The Compensation Committee has the responsibility of recommending for the approval of the Board of Directors the remuneration arrangements for the directors and executive officers of MBT. The Compensation Committee's report on executive compensation matters for 2002 appears under the caption "Compensation Committee Report on Executive Compensation."

         NOMINATING/GOVERNANCE COMMITTEE. (Mr. McIntyre, Chair, and Messrs. Kiser, LaBeau, Miller, Sieb and Swy.)

         The Nominating/Governance Committee met 2 times in 2002. The Nominating/Governance Committee of MBT serves as the nominating committee of the Board. The Nominating/Governance Committee provides reports and makes recommendations to the Board of Directors on matters such as nominees for director, the duties of directors, director qualifications, Board structure, Board functions, Board committee structure and responsibilities and general policies.

         The Board has fixed the number of directors for the term beginning at this year's Annual Meeting at ten and has nominated ten individuals for election as director.

                             AUDIT COMMITTEE REPORT

         The Audit Committee oversees MBT's financial reporting process on behalf of the Board of Directors. The Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards and operates under a written charter adopted by the Board of Directors. The Committee retains MBT's independent accountants.

         Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of MBT's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and MBT, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors' independence.

         The Committee discussed with MBT's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of MBT's internal control, and the overall quality of MBT's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Connie S. Cape, Chair
William D. McIntyre, Jr.
Richard A. Sieb

         In accordance with rules related to auditor independence, the table below shows fees for services rendered by MBT's independent auditors during fiscal year 2002.

         Audit Fees (including reviews of Forms 10-Q)                           $103,000(1)

         Financial Information Systems Design and                                     $0
         Implementation Fees

         All Other Fees                                                         $ 67,133(1)


     (1) The amounts indicated include $60,000 in "Audit fees" and $62,433 in "Other fees" paid to MBT's former independent auditors during 2002.













                      [THIS SPACE LEFT INTENTIONALLY BLANK]

                             EXECUTIVE COMPENSATION
                              AND OTHER INFORMATION

         GENERAL. The following information relates to compensation of management for the years ended December 31, 2002, 2001 and 2000, unless otherwise noted below. This information includes compensation of management by Monroe Bank & Trust. On July 1, 2000, Monroe Bank & Trust was reorganized into a bank holding company structure, with MBT as the bank holding company for Monroe Bank & Trust.

         EXECUTIVE COMPENSATION. The following table sets forth the annual and long-term compensation for MBT's Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual during the last three fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                     ANNUAL COMPENSATION             AWARDS
                                                 -----------------------------       ------
                                                                                   SECURITIES       ALL OTHER
                                                                                   UNDERLYING      COMPENSATION
          NAME AND PRINCIPAL POSITION            YEAR   SALARY ($)   BONUS ($)    OPTIONS (#)        ($) (A)
          ---------------------------            ----   ----------   ---------    -----------        -------

Ronald D. LaBeau...........................      2002      $230,000    $173,913      47,000           $27,891
     Chairman and Chief Executive Officer        2001       218,400     222,359        0               25,075
                                                 2000       212,250     226,564      35,000            23,700



H. Douglas Chaffin.........................      2002      $133,700     $67,398      19,000            $8,602
     President and                               2001        52,885      77,861        0                 0
     Chief Operating Officer                     2000             0           0        0                 0


Thomas J. Bruck............................      2002      $106,700     $44,823      13,500           $14,090
     Executive Vice President and                2001        90,800      71,902        0               12,264
     Cashier                                     2000        88,000      73,843      19,600            11,440


James E. Morr..............................      2002      $106,700     $44,823      13,500           $14,072
     Executive Vice President, Senior Trust      2001        90,800      71,902        0               12,249
     Officer and General Counsel                 2000        88,000      73,843      19,600            11,440




Eugene D. Greutman.........................      2002      $102,900     $43,226      13,500          $13,541
     Senior Vice President Finance               2001        87,700      69,448        0              11,683
                                                 2000        85,000      71,326      19,600           11,050


    (A) The amounts shown in this column for the most recently completed fiscal year were derived from the following: (1) contributions by Monroe Bank & Trust to the MBT Retirement Plan: Mr. LaBeau, $24,800; Mr. Chaffin, $8,588; Mr.

         Bruck, $13,871; Mr. Morr, $13,871; and Mr. Greutman, $13,377 and (2)
         the economic benefit of life insurance coverage provided for the executive officers: for the benefit of Mr. LaBeau, $3,091; for the benefit of Mr. Chaffin, $14; for the benefit of Mr. Bruck, $219; for the benefit of Mr. Morr, $201; and for the benefit of Mr. Greutman, $164.


         OPTION GRANTS TABLE. The following table presents information about stock options granted during 2002 to the five named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                       ---------------------------------------------------------------------------------
                          NUMBER OF       PERCENT OF
                         SECURITIES      TOTAL OPTIONS
                         UNDERLYING       GRANTED TO       EXERCISE OR
                           OPTIONS       EMPLOYEES IN         BASE         EXPIRATION      GRANT DATE
        NAME           GRANTED (#)(1)     FISCAL YEAR      PRICE($/SH)        DATE      PRESENT VALUE(2)
        ----           --------------     -----------      -----------        ----      ----------------


Ronald D. LaBeau           47,000           28.14%           $13.85         01/02/12       $149,930

H. Douglas Chaffin         19,000           11.38%           $13.85         01/02/12        $60,610

Thomas J. Bruck            13,500            8.08%           $13.85         01/02/12        $43,065

James E. Morr              13,500            8.08%           $13.85         01/02/12        $43,065

Eugene D. Greutman         13,500            8.08%           $13.85         01/02/12        $43,065



(1) All options are nonqualified stock options which vest ratably over a three-year period commencing December 31, 2002. All options have an exercise price equal to the fair market value on the date of grant. The terms of MBT's Long-Term Incentive Compensation Plan provide that all options become exercisable in full in the event of a change in control as defined in the Long-Term Incentive Compensation Plan, or the death or disability of the option holder.

(2) The option value was calculated to be $3.19 per share using the Black-Scholes stock option pricing model. In making this calculation, it was assumed that the average exercise period was seven years, the volatility rate was 23.9%, the risk-free rate of return was 4.6%, and the dividend yield was 3.0%.

         OPTION EXERCISES AND YEAR-END VALUE TABLE. The following table presents information about stock options exercised during 2002 and unexercised stock options at December 31, 2002 for the five named executive officers.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

      AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS            IN-THE-MONEY OPTIONS AT
                                                              DECEMBER 31, 2002(#)        DECEMBER 31, 2002($)
                                                              --------------------        --------------------

                               SHARES ACQUIRED     VALUE
            NAME                 ON EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
            ----                 -----------     --------   -------------------------  -------------------------
Ronald D. LaBeau                      0              0           50,667/31,333                   0 / 0
H. Douglas Chaffin                    0              0            6,333/12,667                   0 / 0
Thomas J. Bruck                       0              0            24,100/9,000                   0 / 0
James E. Morr                         0              0            24,100/9,000                   0 / 0
Eugene D. Greutman                    0              0            24,100/9,000                   0 / 0


         LONG-TERM INCENTIVE COMPENSATION PLAN. MBT and its shareholders have adopted the Long-Term Incentive Compensation Plan. A total of 1,000,000 shares have been reserved for issuance under the Long-Term Incentive Compensation Plan, subject to adjustment if MBT's capitalization changes as a result of a stock split, stock dividend, recapitalization, merger or similar event. The plan provides for the award of stock options, stock or restricted stock to any MBT or Monroe Bank & Trust directors, officers, other key employees and consultants designated by a committee of MBT's Board consisting of outside directors, which administers the plan. The committee's authority includes the power to (a) determine who will receive awards under the plan, (b) establish the terms and conditions of awards and the schedule on which options become exercisable (or other awards vest), (c) determine the amount and form of awards, (d) interpret the plan and terms of awards, and (e) adopt rules for administration of the plan. The only awards made under the plan to date are awards of stock options.

         Stock options awarded under the plan have terms of up to 10 years and may be nonqualified stock options, meaning stock options that do not qualify under Section 422 of the Internal Revenue Code for the special tax treatment available for qualified, or "incentive," stock options. Nonqualified stock options may be granted to any eligible plan participant, but incentive stock options may be granted solely to employees of MBT or Monroe Bank & Trust. All stock option awards made to date are nonqualified stock options. The exercise price of incentive stock options may not be less than the fair market value of MBT's common stock on the date of grant, which under the terms of the plan means the average of the bid and asked prices or the fair market value determined by MBT's Board if bid and asked prices are not available. The plan does not require that the exercise price of nonqualified stock options be at least equal to the fair market value on the grant date, but the exercise price of awards made to date is the fair market value on the date of grant.

         An option holder whose service terminates generally has one year after termination within which he may exercise options, forfeiting any options not exercised by the end of one year from termination. An option holder whose service is terminated for cause forfeits all unexercised stock options.

         SALARY CONTINUATION AGREEMENT. Monroe Bank & Trust entered into a Salary Continuation Agreement with Mr. LaBeau which provides that Monroe Bank & Trust will pay an annual salary continuation benefit of $139,600 to Mr. LaBeau or his designated beneficiaries for 10 years after his retirement on or after reaching the normal retirement age of 65.

         For Mr. LaBeau's early retirement (before reaching age 65) or termination before his normal retirement age as a result of disability, the annual salary continuation benefit increases to $139,600 in the ninth year of the Salary Continuation Agreement (but is not actually payable until he reaches normal retirement age), as follows:


                                                          ANNUAL BENEFIT
                                                          PAYABLE AFTER
                                                          REACHING AGE 65
                                                          FOR EARLY
                                                          RETIREMENT OR
                                                          DISABILITY
                           SALARY CONTINUATION            OCCURRING ON OR
                           AGREEMENT PLAN YEAR            AFTER THE END OF
                           ENDING DECEMBER 26,            THE PLAN YEAR
                           -------------------            -------------

                            2001........................         $20,893

                            2002........................          40,184

                            2003........................          57,997

                            2004........................          74,445

                            2005........................          89,632

                            2006........................         103,655

                            2007........................         116,604

                            2008........................         128,560

                            2009........................         139,600

         CHANGE IN CONTROL AGREEMENT. MBT has entered into a Change in Control Agreement with Mr. Chaffin. The terms of the agreement provide that in the event of a sale, merger or similar transaction of MBT in which MBT is not the surviving corporation, Mr. Chaffin is entitled to a severance payment equal to his annual compensation, which is defined to include his then current Salary plus his previous year's cash bonus. The severance payment is payable in the event of his involuntary termination of employment within two years of the Change in Control or his voluntary termination during the period beginning six months following the Change in Control and ending nine months after the Change in Control. In addition, Mr. Chaffin is entitled under the terms of the Agreement to receive certain health, disability, dental life insurance and other benefits for a one-year period following a Change in Control. The agreement provides for the reimbursement of certain excise taxes imposed upon payments received by Mr. Chaffin, which are deemed "excess parachute" payments under the provisions of Section 280G of the Internal Revenue Code.

         BANK OWNED LIFE INSURANCE. MBT has split-dollar life insurance agreements with its directors and executive officers. The economic benefit (the imputed income amount of this insurance) for the year 2002 to MBT's Chief Executive Officer and its other four highest paid executive officers is included in the amounts for each of these executive officers set forth in the Summary Compensation Table under the column "All Other Compensation." The economic benefit (the imputed income amount of this insurance) for the year 2002 to each director other than Mr. LaBeau is as follows: Ms. Cape, $415; Mr. Huner, $490; Mr. Kiser, $560; Mr. Lipford, $2,730; Mr. McIntyre, $3,710; Mr. Miller, $525; Mr. Sieb, $4,073; and Mr. Swy, $486.

         The insurance policies provide death benefits to the executive's beneficiaries of (a) twice the executive's current annual salary at the time of death, less $50,000, if he dies before retirement or, (b) the executive's annual salary at the time his employment terminated if he dies after retirement or if his employment has been terminated due to disability. An additional policy provides Mr. LaBeau's beneficiaries life insurance proceeds of $958,837 if he dies before age 65 while in active service to MBT.

         The directors' death benefits under the policy provided for them, which also covers Mr. LaBeau, are $500,000 for director service of less than 3 years, $600,000 for service up to 5 years, $750,000 for service up to 10 years, and $1,000,000 for director service of 10 years or more.

                              DIRECTOR COMPENSATION

         Directors of MBT other than Mr. LaBeau are compensated for all services as a director in the following manner: eligible directors receive $750 per board meeting attended and are entitled to receive a quarterly retainer fee of $1,500. In addition, the members of the following board committees receive the compensation indicated for each meeting attended: Audit Committee, $500 per meeting attended; Compensation Committee, $250 per meeting attended; Nominating/Governance Committee, $250 per meeting attended; Trust Committee, $500 per meeting attended; and Loan Review Committee, $500 per meeting attended. As an employee, Mr. LaBeau does not receive any compensation for his service as a director.

         Directors receive life insurance benefits as explained above under the caption, "Bank Owned Life Insurance."

         In 2003 MBT established the MBT Director Compensation Plan (the "Director Plan.") Under the terms of the Director Plan, non-employee directors may elect each year to have their quarterly cash retainer paid in any combination of the following: (i) cash paid on a quarterly basis; (ii) a deferred cash payment pursuant to the Director Plan; (iii) deferred payment in MBT stock; (iv) MBT stock; and (v) MBT stock options valued using the Black-Scholes stock option pricing model. Non-employee directors may elect each year to have their meeting fees paid in any of the forgoing except MBT options. Amounts deferred are paid either in a lump sum at termination of service as a director, over a 2-5 year period specified by the director following termination of service, or a specified date indicated in the director's initial election. Options granted and MBT stock issued to directors in connection with the Director Plan are made pursuant to, and are subject to all of the terms of, the MBT Long-Term Incentive Compensation Plan.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         OVERVIEW AND PHILOSOPHY. The Board of Directors of MBT has established a Compensation Committee of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to MBT's executive compensation policies. There are no interlocking relationships between any members of the Compensation Committee.

         Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer and each other executive officer. The Committee reviews and approves the compensation of all other executive officers based upon the recommendation of the Corporation's Chief Executive Officer. The Chief Executive Officer does not participate in any discussions regarding his own compensation.

         The Compensation Committee has available to it an outside compensation consultant, and has worked with the consultant to gather comparative compensation data from independent sources and to develop a strategy which links pay to performance.

         The objectives of MBT's executive compensation program are to:

         -    Support the achievement of desired goals of MBT.

         - Provide compensation that will attract and retain superior talent and reward performance.

         - Align the executive officers' interests with those of shareholders by placing a significant portion of pay at risk with payout dependent upon corporate performance, both on a short-term and long-term basis.

         The executive compensation program provides an overall level of compensation opportunity that is competitive within the banking industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term MBT performance. The Compensation Committee also uses its discretion to set executive compensation based upon individual performance.

         COMPENSATION MATTERS IN 2002. During 2002 the Compensation Committee increased the levels of base salary of the Chief Executive Officer and certain other Executive Officers. The increases in base salary were based upon an analysis of compensation levels for management performing similar functions at other banking companies of similar size, operations and financial performance.

         The performance of MBT for the purpose of determining the annual cash bonuses to be paid to employees, including the Chief Executive Officer and other Executive Officers, was based on net operating income for the year 2002.

         EXECUTIVE OFFICER COMPENSATION PROGRAM. MBT's executive officer compensation program is comprised of base salary, annual cash incentive compensation, longer-term incentive compensation in the form of stock options and various benefits.

         BASE SALARY. Base salary levels for MBT's executive officers are set relative to companies in the banking industry of similar size and complexity of operations, as described above. In determining salaries, the Compensation Committee also takes into account individual experience and performance, MBT performance and specific issues particular to MBT.

         ANNUAL INCENTIVE COMPENSATION. The Monroe Bank & Trust Annual Incentive Plan is MBT's annual incentive program for all employees, including Executive Officers. The purpose of the plan is to provide direct financial incentives in the form of an annual cash bonus to executives to achieve MBT's annual goals. For 2002, the Compensation Committee recommended and the Board of Directors selected net operating income as the measurement of the Corporation's performance, with threshold and target goals set for determining cash bonus opportunities for all employees, including Executive Officers. The amount distributed to each participant in the Annual Incentive Plan is based on his or her base salary and is weighted to reflect each participant's ability to affect the performance of the Corporation, with the Chief Executive Officer having the largest weighting. For net operating income in excess of the target goal set, each participant receives a ratable increase in his or her cash bonus and a ratable decrease in bonus in the case of net operating income below the target goal. MBT did not meet its target goal for net operating income in 2002.

         LONG-TERM INCENTIVES. Stock options awarded under the Long-Term Incentive Compensation Plan constitute MBT's long-term incentive plan for executive officers. The objectives of the stock option awards are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a long-term stock ownership position in MBT's common shares.

         The Long-Term Incentive Compensation Plan authorizes a committee of outside directors to award stock options and other stock compensation to key executives. Awards are made at levels considered to be competitive within the banking industry.

         BENEFITS. MBT provides medical and other employee benefits to its executive officers that are generally available to all fulltime MBT employees.

         CHIEF EXECUTIVE OFFICER COMPENSATION. The base salary of Mr. LaBeau, MBT's CEO was increased to $230,000, effective January, 2002, based upon the recommendation of an outside compensation consultant arising from its survey of other banking companies, as described above.

         In respect to the limits on deductibility for federal income tax purposes of compensation paid an executive officer in excess of $1 million, MBT intends to strive to structure components of its executive compensation to achieve maximum deductibility, while at the same time considering the goals of its executive compensation philosophy.

         MEMBERSHIP OF THE COMPENSATION COMMITTEE. MBT Financial Corp. directors serving on the Compensation Committee are named below:

                           Thomas M. Huner, Chair
                           Connie S. Cape
                           Rocque E. Lipford

                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with Monroe Bank & Trust. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. It is expected that similar transactions will occur in the future. Mr. LaBeau, Chief Executive Officer of the Corporation, does not participate in any discussions or decisions regarding his own compensation.










                      [THIS SPACE LEFT INTENTIONALLY BLANK]

                         MBT FINANCIAL CORP. PERFORMANCE

         The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has selected the NASDAQ Composite Index and the NASDAQ Bank Index for purposes of this performance comparison. The chart below compares the value of $100 invested on December 31, 1997, in the Corporation's stock, the NASDAQ Composite Index and the NASDAQ Bank Index.


                               [LINE GRAPH]


*THE ABOVE COMPARISON OF TOTAL RETURN ASSUMES REINVESTMENT OF ALL DIVIDENDS.

The graph shown above is based on the following data points:

                         1997   1998   1999   2000   2001   2002
                         ----   ----   ----   ----   ----   ----

MBT Financial Corp.      $100   $216   $208   $146   $141   $144
NASDAQ Composite Index    100    140    259    157    124     85
NASDAQ Bank Index         100     88     81     93    102    107

                              CERTAIN TRANSACTIONS

         Directors and executive officers of MBT and their associates were customers of, or had transactions with, Monroe Bank & Trust in the ordinary course of business during 2002. We expect additional transactions to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. In addition, Mr. Lipford is a senior principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C., which provides legal services to MBT and Monroe Bank & Trust.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934 requires MBT Financial Corp.'s executive officers, directors and more than ten percent shareholders ("Insiders") to file with the Securities and Exchange Commission and MBT Financial Corp. reports of their ownership of MBT Financial Corp. securities. Based upon written representations and copies of reports furnished to MBT Financial Corp. by Insiders, all Section 16 reporting requirements applicable to Insiders during 2002 were satisfied on a timely basis with the exception of Mr. Miller who filed three late reports covering three transactions in 2002.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         To be considered eligible for inclusion in the Corporation's Proxy Statement for the 2004 Annual Meeting of Shareholders, a proposal must be made by a qualified shareholder and received by the Corporation at its principal office in Monroe, Michigan, prior to December 5, 2003. Any shareholder who intends to propose any other matter to be acted upon at the 2004 Annual Meeting of Shareholders must inform the Corporation not less than thirty days prior to the meeting; provided, however, that if less than forty days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If notice is not provided by that date, the persons named in the Corporation's proxy for the 2004 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2004 Annual Meeting. Shareholder proposals should be directed to Thomas J. Bruck, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

         The Corporation's Bylaws establish advance notice procedures as to the nomination, other than by the Board of Directors, of candidates for election as directors. In order to make a director nomination, it is necessary that you notify the Secretary of the Corporation no fewer than 30 days in advance of next year's Annual Meeting unless the Corporation gives you less than 40 days notice or prior public disclosure of the Annual Meeting and then notice of nominations must be given no later than the tenth day after we mailed notice of the Annual Meeting to you or made public disclosure of the meeting, but in no event may a nomination be received by the Secretary of the Corporation less than seven days prior to the Annual Meeting. Notice of nominations of directors must also meet all other requirements contained in the Corporation's Bylaws. You may obtain the Bylaws by written request to the Corporation's Secretary at our principal executive offices.

                              SELECTION OF AUDITORS

      On April 18, 2002, upon the recommendation of the Audit Committee of the Board of Directors, the Corporation dismissed Arthur Andersen LLP, as its independent auditors and engaged the services of Plante & Moran, PLLC, as its new independent auditors for 2002. Plante & Moran, PLLC was engaged to provide independent audit services for the Corporation and its subsidiaries and to provide certain non-audit services including advice on accounting, tax, and reporting matters. The Audit Committee has retained Plante & Moran, PLLC as MBT's independent auditors for 2003. Representatives of Plante & Moran, PLLC will be in attendance at the Annual Meeting of Shareholders, and such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      During the two fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through April 18, 2002, there were no disagreements between the Corporation and Arthur Andersen LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP, to make a reference to the subject matter of the disagreement in connection with its reports.

      The audit reports of Arthur Andersen LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During our two fiscal years ended December 31, 2000 and 2001, and the subsequent interim period through April 18, 2002, we did not consult with Plante & Moran, PLLC regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

                                 OTHER BUSINESS

         Management is not aware of any other matter which may be presented for action at the meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgment.

         WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

           PROXY FOR MBT FINANCIAL CORP. SHAREHOLDERS' ANNUAL MEETING


KNOW ALL MEN BY THESE PRESENTS, That I, the undersigned holder of
__________ common shares of MBT Financial Corp. do hereby constitute and appoint with the full power of substitution, Ronald D. LaBeau, H. Douglas Chaffin, Thomas J. Bruck and James E. Morr my true and lawful attorneys and proxies, and each of them my true and lawful attorney and proxy, to attend the annual meeting of shareholders of MBT Financial Corp. to be held at 28 South Macomb Street, Monroe, Michigan, on May 1, 2003 at 10:00 o'clock A.M., or at any adjournment thereof, and at such meeting or any adjournment thereof, to vote the shares of stock of MBT Financial Corp. standing in my name with respect to the following matters.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTOR OF EACH OF THE NOMINEES LISTED BELOW.

1.   ELECTION OF DIRECTORS - To elect a Board of Directors for the ensuing year.

    [ ] FOR the election as director of the nominees listed below (except as marked to the contrary below)

    [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                  Connie S. Cape               Rocque E. Lipford
                  Joseph S. Daly               William D. McIntyre, Jr.
                  Thomas M. Huner              Michael J. Miller
                  Gerald L. Kiser              Richard A. Sieb
                  Ronald D. LaBeau             Philip P. Swy

2. To take any action which may be necessary or proper in connection with the foregoing matters, or any other matter legally coming before the meeting, or any adjournments thereof.


I hereby give to said attorneys and proxies, and to each of them, or to any substitute or substitutes, full power and authority to do any and all acts and things which I might or could do if personally present, and hereby ratify and confirm all that said attorneys and proxies, and each of them, or their substitute or substitutes, might lawfully do or cause to be done by virtue thereof.

In their discretion, the proxies are authorized to vote in their judgment upon such other business as properly may come before the meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

WITNESS, my hand and seal this _____________day of ______________, 2003.


__________________________________________
                                    (L.S.)


_________________________________________
                                    (L.S.)

1.   Date this Proxy.

2. Sign your name. Each shareholder must sign. If you hold your shares as a Trustee, Guardian, Custodian or otherwise, indicate such fiduciary capacity after your signature.

3. Mail this Proxy in the enclosed envelope to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

4.   THIS PROXY IS REVOCABLE AND IS SOLICITED ON BEHALF OF THE BOARD OF
     DIRECTORS.